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                                                                     EXHIBIT 3.2


                         MAJESTIC INVESTOR HOLDINGS, LLC
                       Limited Liability Company Agreement

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is signed on September 25, 2001 by MAJESTIC INVESTOR, LLC, a Delaware limited liability company whose address is 163 Madison Avenue, Suite 2000, Detroit, Michigan 48226 ("Parent"), DON H. BARDEN, whose address is 163 Madison Avenue, Suite 2000, Detroit, Michigan 48226 ("Barden"), and MICHAEL KELLY, whose address is One Buffington Harbor Drive, Gary, Indiana 46406 ("Kelly").

     1. Formation. Parent, Barden and Kelly (the "Parties") hereby declare and affirm that:


         (a) On September 14, 2001, a duly authorized agent executed the certificate of formation of Majestic Investor Holdings, LLC (the "Company"), and, pursuant to the filing of that certificate of formation on such date with the Delaware Secretary of State, the Company was formed as a limited liability company under Article 18 of the Code of the State of Delaware (the "Act").

         (b) In fulfillment of Article 3 of the Company's certificate of formation, and consistent with Section 18-301 of the Act, (i) Barden and Kelly shall be the initial managers of the Company for purposes of Subchapter IV of the Act (the "Managers"), and (ii) Parent shall be the initial member of the Company for purposes of Subchapter III of the Act (the "Member").

         (c) This Agreement shall hereafter, and until amended, constitute the Company's limited liability company agreement for purposes of Section 18-101(6) of the Act.

     2. Name. The name of the Company shall be Majestic Investor Holdings, LLC.


     3. Offices. The Company's executive offices shall be 163 Madison Avenue, Suite 2000, Detroit, Michigan 48226, or such other place as the Managers may determine from time to time. The Company's initial registered office shall be Corporation Trust Center, 1209 Orange, Wilmington, Delaware 19801, and its initial registered agent at such address shall be Corporation Trust Company.

     4. Scope. The Company shall serve as a wholly owned subsidiary of Parent and shall therefore take any such actions, make any such investments, incur any such obligations, acquire any such assets, and establish and operate any such businesses as Barden or any two Managers shall determine from time to time according to the Act and the other provisions of this Agreement. Accordingly, the Company shall facilitate the execution of Parent's duties, and shall help to realize Parent's opportunities, in connection with the development, improvement, leasing and/or operation of real estate intended to further the business of Parent and/or the business of Parent's sole member.

     5. Contributions. To the extent heretofore or hereafter approved by the Member and any Manager for a specific Company purpose, the Member shall make such further Contributions, on such terms, as any Manager may prescribe, and the Member shall thereupon satisfy the pending capital call. In the event of a default under this Section 5, the delinquent
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Member shall be subject to all redress at law and in equity, pursuant to a claim to be asserted by all Managers on behalf of the Company. The recourse of the Company shall include, though not be limited to, (i) the assessment of interest on the delinquent sum at 10% per annum, (ii) the assessment of sums to reimburse the Company for its collection costs (including attorneys' fees), and (iii) the execution of a collateral assignment, hereby granted, of the Member's rights under Section 13.

     6. Deficits. Subject to any discretionary action taken by all Managers pursuant to Section 5, the Member shall not be required to restore any deficit in its capital account, and, unless contemplated by this Agreement, the Member shall withdraw none of its capital account.

     7. Management.


         (a) Barden and Kelly shall continue to serve as Managers, until the particular individual's (i) resignation, (ii) termination at the will of the Member, or (iii) death.

         (b) Subject to the following sentence and to any specific requirement associated with any authority granted by this Agreement (including, inter alia, any requirement that authorization be granted - or joined in - by Barden or the Member), each Manager shall alone hold authority to represent and bind the Company. Notwithstanding the foregoing, however, no Manager other than Barden shall approve any action outside of the ordinary course of the Company's business.

         (c) Subsection 7(a) shall not be construed to prohibit agents from exercising authority on behalf of the Company, so long as the agent's authority
(i) is explicitly granted by one or more Managers, and (ii) conveys no more authority than is held by the granting Manager or Managers.

         (d) Additional and substitute Managers may be chosen from time to time by the Member.

     8. Liability. No Manager or Member shall be liable for the acts or obligations of the Company, unless such Manager or Member shall have expressly assumed such liability.

     9. Exculpation. Each Manager shall discharge his management duties in good faith, and no Manager shall be liable for monetary damages to the Company for any breach of any such duties, except for (a) receipt of a financial benefit to which the Manager is not entitled, (b) assenting to a distribution in violation of this Agreement or the Act, (c) a knowing violation of the law, (d) any self-dealing or other action raising a conflict of interest (unless such actions shall have been expressly authorized in writing by the Majority Interest after full disclosure thereof), or (e) any action giving rise to a breach of any other express agreement between the Manager and Company.

     10. Indemnity. The Company shall indemnify any Manager (and may indemnify any employee or agent of the Company or Manager) who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by or in the right of the Company), by reason that such person is or was a Manager, employee or


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agent of the Company or Manager, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, but only if the person acted in good faith, without gross negligence, and in a manner that such person reasonably believed to be in the best interests of the Company, and, with respect to a criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. To the extent that a Manager, employee or agent of the Company (or of the Manager) is successful in defending an action, suit or proceeding referred to in this Section 10, or in defending any claim, issue or other matter in the action, suit or proceeding, such person shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein. Any indemnification permitted under this Section 10 shall be made by the Company only as authorized in the specific case, upon a determination that the person to indemnify has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. This determination shall be made in good faith by the Member. Notwithstanding the foregoing, no indemnification shall be provided to any person for, or in connection with, (a) the receipt of a financial benefit to which such person is not entitled, (b) voting for or assenting to a distribution to Members in violation of this Agreement or Act,
(c) any of the proscribed actions enumerated in Section 9, or (d) a knowing violation of law.

     11. Status. No election shall be made under United States Treasury Regulation 301.7701 et seq., and, accordingly, the Company shall not for the present be recognized under the Internal Revenue Code of 1986 (the "Code") as an entity distinct from Parent.

     12. Allocations. As of the end of each fiscal year, the Member shall be allocated (a) all profit generated by the Company for purposes of Code Section 702 ("Profit"), and (b) all loss generated by the Company for purposes of Code
Section 702 ("Loss").

     13. Distributions. Subject to Clause 4(b)(ii), (a) the availability of cash and other assets for distribution consistent with Subchapter VI of the Act ("Distributions") shall be determined by Barden or any two Managers, in the exercise of their discretion, and (b) the Member shall receive all distributions made by the Company for purposes of Subchapter VI of the Act.

     14. Dissolution. The Company shall dissolve upon the first to occur of (a) the Member's written consent, (b) the disposition of all of the Company's assets, or (c) a decree of judicial dissolution. Thereupon, the Managers shall conclude the Company's affairs. The Company's assets may be liquidated or transferred in kind, as determined by the Member and any Manager. The Company's assets shall first be applied to retire Company debt, and then shall be distributed per Section 13.

     15. Assignment. Subject to the following sentences of this Section 15, a Member may assign its interest in the Company, in whole or in part, but only with the consent of any Manager. Such assignment shall not of itself substitute the assignee as a Member. Moreover, such assignment shall entitle the assignee to none of the rights of a Member, whether under this Agreement or under the Act, other than the right to receive (to the extent assigned) the

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distributions to which the assigning Member would otherwise be entitled. No assignee shall be admitted as a Member, unless prior approval is received from
(a) any Manager, and (b) if necessary, the Indiana Gaming Commission.

         16. Participation. Notwithstanding any contrary provision of this
Agreement:

         (a) One or more additional Members may hereafter be admitted to the Company with the consent of any Manager and a majority in interest of the Members (the "Majority"). Such consent shall be solicited pursuant to a written proposal that (i) shall have been approved by Barden (or any two Managers) and the candidate, and (ii) shall specify the terms of the proposed admission.

         (b) The notice required by Subsection 16(a) shall include the candidate's (i) identity, (ii) commitment to make Contributions, and (iii) percentage share of Profits and Losses ("Percentages").

         (c) Upon the admission of the candidate, (i) all then-existing Percentages shall be diluted ratably to the aggregate extent of the candidate's Percentage (provided that a particular Member's Percentage may be disproportionately diluted, but only if, and only to the extent, such Member specifically agrees thereto), (ii) Distributions shall be made in proportion to the Members' respective capital-account balances as periodically adjusted per Code Section 704(b), (provided that Distributions shall be made in proportion to Percentages, if each such balance is below one dollar), and (iii) any capital call pursuant to Subsection 5(b) shall require that each Member make a Contribution equal to (A) the Member's Percentage, times (B) the aggregate amount of the call.

         (d) In the event, and at any such time as, two or more Members are incumbent, (i) each reference to the Member shall be construed as a reference to the Members, (ii) any right of consent reserved herein to the Member shall be construed as a right of consent reserved to the Majority, and (iii) each Manager shall ensure that the Company thereupon and thereafter identifies itself to the Internal Revenue Service, and maintains itself and its records consistent with its status, as an entity that is both (A) distinct from any of its Members, and
(B) subject to Subchapter K of the Code.

         (e) No Member may voluntarily resign from the Company without the consent of a Manager. A Member voluntarily resigning from the Company without the discretionary consent of a Manager shall be deemed to have withdrawn from the Company in contravention of this Agreement and shall subject the withdrawing Member to damages. If, however, the Member's withdrawal is approved by a Manager, the Member shall, in the discretion of the Manager, and subject to any applicable restrictions on distribution recited in the Act, receive either (i) the ongoing Distributions to which it would otherwise be entitled were it still a Member, or (ii) within 12 months after withdrawal, the greater of (A) the fair market value of his interest as of the date of withdrawal (as definitively determined by an appraiser selected by the Manager). Upon the withdrawal of a Member (and the retirement of its interest) pursuant to any action in which no person (other than the Company itself) succeeds to the withdrawing Member's interest, the Percentages of the remaining Members shall increase ratably to the aggregate extent of the withdrawn Member's Percentage.


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         (f) Upon the death or dissolution of a Member, (i) neither its successor nor the Company shall have any option to have the affected interest appraised, sold or purchased by the Company, (ii) upon the petition of the successor, the Managers and Members shall, in the absence of compelling reason to the contrary, vote to admit to the Company all persons succeeding to such interest.

         17. Amendment. This Agreement may be amended by any Manager with the written consent (and pursuant to the written directive) of the Member, although any Manager may unilaterally amend this Agreement to conform it to any duly authorized action taken pursuant to Section 16.

         18. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. No provision of this Agreement shall be construed to be for the benefit of or as enforceable by any person who is not a party to this Agreement.

THE UNDERSIGNED have executed this Agreement as of the date first above written.

/s/ Don H. Barden                   /s/ Michael Kelly
---------------------------------       -----------------
Don H. Barden, Manager                  Michael Kelly, Manager

                           By: MAJESTIC INVESTOR, LLC

                  By: THE MAJESTIC STAR CASINO, LLC, its Member

              BY: BARDEN DEVELOPMENT, INC., its Member and Manager


                                   By: /s/ Don H. Barden
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                                       Don H. Barden, President



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